Exhibit 99.1

Local Insight Regatta Holdings Cancels Second Quarter Earnings Call

DENVER, COLORADO – September 8, 2010 – Local Insight Regatta Holdings, Inc. today announced the cancellation of its second quarter conference call for investors, which was originally scheduled for September 10, 2010.

About Local Insight Regatta Holdings, Inc.

Local Insight Regatta Holdings, Inc., through its subsidiary The Berry Company LLC, is a leading provider of local search solutions, generating leads for its advertising clients and enabling consumers to efficiently find the products and services they need. The Berry Company serves approximately 240,000 advertising clients in 42 states, publishing approximately 850 print Yellow Pages directories on behalf of approximately 120 telco and other customers. As an authorized reseller of YP.com™ in all of its markets, The Berry Company provides its clients with online listings and video advertising through this leading national Internet Yellow Pages site. The Company also provides small and medium-sized businesses with website development and search engine marketing services, and is a Google™ AdWords Authorized Reseller.

For more information, please see www.localinsightregattaholdings.com. Local Insight Regatta Holdings is an indirect, wholly-owned subsidiary of Local Insight Media Holdings, Inc.

Local Insight Media Holdings, Inc. is a portfolio company of Welsh, Carson, Anderson & Stowe, or WCAS. Since its founding in 1979, WCAS has organized 15 limited partnerships with total capital of over $20 billion. Since its inception, WCAS has invested in more than 150 companies in its target industries and has funded over 650 follow-on acquisitions.

Investor Contact:	Media Contact:

Richard Jenkins	Pat Nichols
303.867.1658	303.867.1651
richard.jenkins@localinsightmedia.com	pat.nichols@localinsightmedia.com

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